As filed with the Securities and Exchange Commission on November 15, 2022

Registration No. 333-221274

Registration No. 333-197898

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO:

FORM S-8

Registration Statement No. 333-221274

POST-EFFECTIVE AMENDMENT NO. 2

TO:

FORM S-8

Registration Statement No. 333-197898

UNDER

THE SECURITIES ACT OF 1933

ARTHUR J. GALLAGHER & CO.

(Exact name of registrant as specified in its charter)

Delaware	36-2151613
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Arthur J. Gallagher & Co.

2850 W. Golf Road

Rolling Meadows, Il 60008

(Address of Principal Executive Offices, including Zip Code)

ARTHUR J. GALLAGHER & CO. 2014 LONG-TERM INCENTIVE PLAN

ARTHUR J. GALLAGHER & CO. 2017 LONG-TERM INCENTIVE PLAN

ARTHUR J. GALLAGHER & CO. 2022 LONG-TERM INCENTIVE PLAN

(Full title of the Plans)

Walter D. Bay, Esq.

Vice President, General Counsel and Secretary

2850 W. Golf Road

Rolling Meadows, Il 60008

(630) 773-3800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sean Feller

Gibson, Dunn & Crutcher LLP

2029 Century Park East

Los Angeles, CA 90067-3026

(310) 552-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Arthur J. Gallagher  & Co. (the “Registrant” or “we”) registered, pursuant to a Registration Statement on Form S-8 filed on August 6, 2014 (Registration No. 333-197898) (the “Initial 2014 Plan Registration Statement”), 9,150,000 shares of our Common Stock, par value $1.00 per share (“Common Stock”), under the Arthur J. Gallagher  & Co. 2014 Long-Term Incentive Plan (the “2014 Plan”). We subsequently filed a Post-Effective Amendment No. 1 to the Initial 2014 Plan Registration Statement (the “2014 Post-Effective Amendment” and together with the Initial 2014 Plan Registration Statement, the “2014 Plan Registration Statement”) to reflect that any shares of Common Stock which may have become issuable in connection with outstanding awards under the 2014 Plan that were forfeited, settled in cash, cancelled or expired after May 16, 2017 would instead become eligible for issuance under the Arthur J. Gallagher & Co. 2017 Long-Term Incentive Plan (the “2017 Plan” and together with the 2014 Plan, the “Prior Plans”) and that such shares of Common Stock available for issuance under the Initial 2014 Plan Registration Statement would no longer be issued under the 2014 Plan and would instead be issuable under the 2017 Plan. We also registered, pursuant to a Registration Statement on Form S-8 filed on November 1, 2017 (Registration No. 333-221274) (the “2017 Plan Registration Statement”), 16,000,000 shares of Common Stock, under the 2017 Plan.

Our board of directors approved the Arthur J. Gallagher & Co. 2022 Long-Term Incentive Plan (the “2022 Plan”) on March 10, 2022 and such plan was subsequently approved by our stockholders on May 10, 2022. Pursuant to the terms of the 2022 Plan, the following shares of Common Stock will be issuable under the 2022 Plan: (i) 13,500,000 shares of Common Stock plus (ii) the number of shares of Common Stock subject to any awards granted under the Prior Plans that are outstanding as of May 10, 2022 that are subsequently settled for cash, forfeited, expired, or for any reason are cancelled or terminated.

Pursuant to the undertakings in Item 9 of the Initial 2014 Plan Registration Statement and Item 9 of the 2017 Plan Registration Statement, we are filing this Post-Effective Amendment No. 2 to the 2014 Plan Registration Statement and Post-Effective Amendment No. 1 to the 2017 Plan Registration Statement to provide that such registration statements shall also cover the following shares of Common Stock that will become eligible for issuance under the 2022 Plan: (i) the 718,250 shares of Common Stock subject to any awards granted under the 2014 Plan that are outstanding as of May 10, 2022 that are subsequently settled for cash, forfeited, expired, or for any reason are cancelled or terminated and (ii) the 10,529,336 shares of Common Stock subject to any awards granted under the 2017 Plan that are outstanding as of May 10, 2022 that are subsequently settled for cash, forfeited, expired, or for any reason are cancelled or terminated.

EXHIBIT INDEX

Exhibit No.	Description

5.2*	Opinion of Gibson, Dunn & Crutcher LLP.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rolling Meadows, State of Illinois, on this 15th day of November, 2022.

ARTHUR J. GALLAGHER & CO.

By:	/s/ Walter D. Bay
Walter D. Bay
Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, the following persons have signed this Post-Effective Amendment to the prior Registration Statements in the capacities and on the date(s) indicated.

Signatures	Title	Date

* J. Patrick Gallagher, Jr.	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)

* Douglas K. Howell	Vice President and Chief Financial Officer (Principal Financial Officer)

* Richard C. Cary	Controller (Principal Accounting Officer)

*	Director
Sherry S. Barrat

*	Director
William L. Bax

Director
Teresa H. Clarke

*	Director
D. John Coldman

Director
Christopher C. Miskel

*	Director
David S. Johnson

*	Director
Kay W. McCurdy

*	Director
Ralph J. Nicoletti

*	Director
Norman L. Rosenthal

*By:	/s/ Walter D. Bay	November 15, 2022
Walter D. Bay, Attorney-in-fact